Exhibit 10.19

[Graphic]	Rib-X Pharmaceuticals, Inc. 300 George Street New Haven, CT 06511 Phone 203-624-5606 FAX 203-624-5627

Mr. Jarrod Longcor 1229 Crummell Avenue Annapolis, MD 21403	September 17, 2007

Dear Mr. Longcor,

Thank you for your interest in career opportunities at Rib-X Pharmaceuticals, Inc. (the “Company”). Since we believe your experience in business development will be an asset to our dynamic, multidisciplinary team, we are pleased to offer you a position at Rib-X as Business Development Director, within the Business Development Department. In this capacity we are certain you will make strong contributions researching, analyzing and assessing business opportunities for Rib-X.

Your compensation will consist of an initial base salary of twelve thousand eighty three dollars and thirty four cents ($12,083.34) per month. Based upon your yearly performance and the overall performance of the Company, you may also be eligible for an annual bonus. If you choose to accept this position and decide to relocate your family, we will pay for packing and shipping of 12,000 lbs of household goods to Connecticut. The relocation reimbursement is valid for a period not to exceed one year from your start date. It is understood that if you terminate your employment you will be required to reimburse the company for relocation expenses as follows: termination within one year 100%, within two years 60%, and within three years 33%. In addition, Rib-X will reimburse travel expenses associated with locating Connecticut housing up to a maximum amount of $800.00.

If you choose to accept this position, we will recommend forty thousand (40,000) individual stock options be granted to you by the Rib-X Board of Directors in their sole discretion. Additional stock options may also be offered from time to time depending upon certain events, including for example the successful completion of annual Corporate Goals. The possibility of additional stock options may also be offered. You will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time. Currently, salaries are paid on a semi-monthly basis.

You will be eligible to participate in benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to other employees of the Company of similar rank and tenure. These benefits currently include company-subsidized major medical and dental insurance plans, vacation and personal leave, a Flex Plan (pre-tax medical and dependant care expense reimbursement), short and long term disability, a $50,000 life insurance policy and a pre-tax 401K plan to encourage employees’ retirement planning.

The Company requires you to verify that the performance of your position at Rib-X does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to Rib-X). Please provide us with a copy of any such agreements. You will also be required to sign a Nondisclosure and Confidentiality Agreement as a condition of your employment with the Company. A copy of this agreement will be made available to you. Moreover, please provide us, for purposes of completing the I-9 form, sufficient documentation to demonstrate your eligibility to work in the United States.

The above terms are not contractual. They are a summary of our initial employment relationship and are subject to later modification by the Company. Your employment with Rib-X will be “at-will,” meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice. The Company has found that an “at-will” relationship is in the best interests of both the Company and its employees.

Rib-X places great value on its people, and we demonstrate that by providing career growth opportunities in addition to the financial compensation package outlined above. In your case, we believe this position offers you the opportunity to build upon your expertise in microbiology and extend your expertise to a drug development environment. Here, you will interact with a wide range of scientists, technical associates, and executive officers of the company.

Please review the conditions of this job offer carefully. Feel free to call us with any questions about Rib-X or this offer. We look forward to receiving an answer from you on or before September 24, 2007.

Sincerely,

/s/ Albert R. Collinson
Albert R. Collinson, Ph.D. Chief Business Officer

/s/ Jarrod Longcor
Accepted and Agreed

9/21/2007
Date